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                                                           EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

             (Each subsidiary is 100% owned unless otherwise noted)

o    CyberCare Technologies, Inc., a Georgia corporation

o    Help Innovations Acquisition Corporation, a Florida corporation

o    Pharmacy Care Specialists, Inc., a Florida corporation

o    Southeast Medical Centers, Inc., a Florida corporation

o    Tallahassee Sleep Disorders, Inc., a Florida corporation

o    Your Good Health Network, Inc., a Florida corporation

o    MIOA Acquisition Company I, Inc., a Florida corporation

o    MIOA Acquisition Company II, Inc., a Florida corporation

o    Ivanhoe Medical Systems, Inc., a Florida corporation

o    Professional Healthcare Services, Inc., a Florida corporation

o    Physical Therapy and Rehabilitation, Inc., a Florida corporation

o    Heartlabs of America, Inc., a Florida corporation

o    Clearwater Jet Center, Inc., a Florida corporation, 51% ownership

o    Cyber-Care Ventures Corp. I, a Florida corporation

o    P.D. Health Consultants, LLC, a Delaware limited liability Company